                   [TEXAS EQUIPMENT COMPANY, INC. LETTERHEAD]



                               BUY-SELL AGREEMENT

Texas Equipment Co., Inc., of Seminole, Plains and Pecos, Texas and J. & H. Equipment Co., of Dimmitt and Friona, Texas agree that certain assets of J. &
H. Equipment Co., hereafter called seller, will transfer to Texas Equipment Co., Inc., hereafter called buyer, subject to approval of John Deere Co., Inc., the following:

For the following consideration, Texas Equipment Co., Inc. will take over the business know as J. & H. Equipment Co.

     1. Buyer will purchase the following assets owned by the seller for approximately $2,400,000.00 in cash:

         (a) all facilities and the approximately 10 acres of land at the present location in Dimmitt, Texas:

         (b) all furniture and fixtures contained in the above mentioned facilities, excluding any personal items that belong to the seller:

         (c) all shop tools and equipment contained in the above facilities and shown on an itemized list of inventory:

         (d) all rolling stock (vehicles) owned by the business:

         (e) paid for allied equipment.

         (f) agreed on used equipment

     2. Buyer and Seller will return all parts to their suppliers for credit to the seller. Buyer will buy all salable parts on a cost basis, less any discounts and volume, etc. Any parts that can not be returned to their suppliers will be negotiated on an item by item or lump some basis. Seller will retain all accounts receivables, volume discount and note lease reserves. Seller will be responsible for all accounts payable to date of closing.

     3. An environmental impact study of the property and facilities will be provided.

     4. Seller will transfer all assets of J. & H. Equipment Co. to the buyer upon approval of John Deere Co., Dallas, Texas, said transfer to include any and all stock and other assets of seller except those assets in paragraph 2, exempt from said transfer.

  Both parties hereto agree that all titles, transfers and any all instruments necessary to complete this transaction will be executed by each party responsible thereof.

     This agreement is subject to Deere and Company approval
     EXECUTED this 29 day of November 1996.



Texas Equipment Co., Inc.                         J. & H. Equipment Company



by: /s/ PAUL CONDIT                                by: /s/ HAROLD THOMPSON
   -----------------------                           ------------------------
       Paul Condit                                       Harold Thompson

                             J & H EQUIPMENT COMPANY

                            Financial Statements and
                               Supplementary Data

                           December 31, 1996 and 1995

                         (With Auditors' Report Thereon)

                             J & H EQUIPMENT COMPANY

                                Table of Contents

                                                                       Page
                                                                      number
                                                                      ------
Independent Auditors' Report                                            1

Balance Sheets                                                          2

Statements of Income                                                    4

Statements of Changes in Partners' Capital                              5

Statements of Cash Flows                                                6

Notes to Financial Statements                                           8

Supplementary Data:

         Independent Auditors' Report on Supplementary Data            14

         Analysis of Sales Revenue                                     15

         Schedule of Other Operating Revenues                          17

         Analysis of Operating Expenses                                18


                          * * * * * * * * * * * * * * *

                      [D. WILLIAMS & CO., P.C. LETTERHEAD]


Joe and Harold Thompson
J & H Equipment Company
Dimmitt, Texas


                          Independent Auditors' Report


We have audited the accompanying balance sheets of J & H Equipment Company (the Partnership), as of December 31, 1996 and 1995, and the related statements of income, partners' capital, and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of J & H Equipment Company at December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


                                        /s/ D. WILLIAMS & CO., P.C.


March 19, 1998

                             J & H EQUIPMENT COMPANY

                                 Balance Sheets

                           December 31, 1996 and 1995


                                     Assets



                                         1996           1995
                                      ----------     ----------
Current assets:
  Cash and cash equivalents           $   38,290         11,321
  Accounts receivable                    356,113        263,950
  Contracts in transit                   823,516        152,857
  Inventory                            5,192,345      5,811,809
  Retail finance reserve                  54,782         53,372
  Prepaid assets                            --              605
                                      ----------     ----------

                                       6,465,046      6,293,914
                                      ----------     ----------

Property, plant and equipment:
  Depreciable plant and equipment      1,466,103      1,459,862
  Less accumulated depreciation        1,104,364        990,196
                                      ----------     ----------

                                         361,739        469,666

  Land                                    25,133         25,133
                                      ----------     ----------

                                         386,872        494,799
                                      ----------     ----------

Other assets:
  Retail finance reserve                 273,910        266,858
  John Deere reserve                       1,508          1,000
                                      ----------     ----------

                                         275,418        267,858
                                      ----------     ----------

                                      $7,127,336      7,056,571
                                      ==========     ==========






   The accompanying notes are an integral part of these financial statements.

                        Liabilities and Partners' Capital



                                           1996           1995
                                        ----------     ----------
Current liabilities:
  Floor plan notes                      $  806,452        790,331
  Current portion of long-term debt        320,715        451,194
  Due John Deere Company                 3,946,108      3,862,493
  Accounts payable                          32,960        104,089
  Accrued expenses                           1,257          2,857
  Customer deposits                         10,372           --
                                        ----------     ----------

                                         5,117,864      5,210,964

Long-term liabilities:
  Notes payable                            175,161        329,193
                                        ----------     ----------


                                         5,293,025      5,540,157
                                        ----------     ----------

Partners' Capital:
  Partners' capital                      1,834,311      1,516,414
                                        ----------     ----------




                                        $7,127,336      7,056,571
                                        ==========     ==========

                             J & H EQUIPMENT COMPANY

                              Statements of Income

                     Years ended December 31, 1996 and 1995


                                    1996              1995
                                ------------      ------------
Operating revenues:
  Sales                         $ 16,980,150        15,061,662
  Less cost of sales              15,328,218        13,480,041
                                ------------      ------------
                                   1,651,932         1,581,621

  Other operating revenue            502,950           367,072
                                ------------      ------------

                                   2,154,882         1,948,693
                                ------------      ------------

Operating expense:
  Labor                            1,032,785           957,745
  Depreciation                       114,169           109,099
  Insurance                           96,843           141,110
  Repairs and maintenance             59,922            41,586
  Utilities                           35,481            27,534
  Other operating expenses           444,240           396,787
                                ------------      ------------

                                   1,783,440         1,673,861
                                ------------      ------------

        Operating income             371,442           274,832
                                ------------      ------------

Other income and (expense):
  Interest income                     31,071            34,234
  Gain on sale of assets                 823             8,000
  Other income                         6,156              --
  Interest expense                   (66,595)          (91,466)
                                ------------      ------------

                                     (28,545)          (49,232)
                                ------------      ------------


        Net income              $    342,897           225,600
                                ============      ============








   The accompanying notes are an integral part of these financial statements.

                             J & H EQUIPMENT COMPANY

                         Statements of Partners' Capital

                     Years ended December 31, 1996 and 1995


                                   Joe                           Harold
                                Thompson                        Thompson                        Total
                      --------------------------       -------------------------      -------------------------
                         1996             1995            1996            1995           1996            1995
                      ----------        --------       ---------        --------      ---------       ---------
Beginning Balance     $  658,207         778,607         858,207        778,607       1,516,414       1,557,214

Capital
Contributions               --              --              --           80,000            --            80,000

Net Income               171,449         112,800         171,448        112,800         342,897         225,600

Capital
Withdrawals              (25,000)       (233,200)           --         (113,200)        (25,000)       (346,400)
                      ----------        --------       ---------       --------       ---------       ---------

                      $  804,656         658,207       1,029,655        858,207       1,834,311       1,516,414
                      ==========        ========       =========       ========       =========       =========




   The accompanying notes are an integral part of these financial statements.

                             J & H EQUIPMENT COMPANY

                            Statements of Cash Flows

                     Years ended December 31, 1996 and 1995


                                                       1996           1995
                                                    ---------      ---------
Cash Flows from Operating Activities:
  Net income                                        $ 342,897        225,600
                                                    ---------      ---------
  Adjustments to reconcile net margins to net
    cash provided by operating activities:
  Depreciation                                        114,169        109,099
  (Gain) on sale of fixed assets                         (823)        (8,000)
  Changes in assets and liabilities:
    (Increase) in accounts receivable                 (92,163)       (23,718)
    (Increase) in contracts in transit               (670,659)       (45,618)
    (Increase) decrease in inventory                  619,464       (939,992)
    Decrease in accrued expenses                          605          2,725
    (Increase) in dealer finance reserve               (8,970)       (25,716)
    Increase in accounts payable                       12,486        716,729
    (Decrease) in accrued expenses                     (1,600)       (11,374)
    Increase (decrease) in customer deposits           10,372        (19,750)
                                                    ---------      ---------

          Total adjustments                           (17,119)      (245,615)
                                                    ---------      ---------

          Net cash provided (used) by operating
            activities                                325,778        (20,015)
                                                    ---------      ---------

Cash Flows from Investing Activities:
  Proceeds from sale of fixed assets                      823          8,000
  Purchases of property, plant and equipment           (6,242)      (213,874)
                                                    ---------      ---------

          Net cash (used) by investing
            activities                                 (5,419)      (205,874)
                                                    ---------      ---------



   The accompanying notes are an integral part of these financial statements.

                                                      1996           1995
                                                   ---------      ---------
Cash Flows from Financing Activities:
  Floor plans, net                                    16,121       (252,272)
  Proceeds from short-term borrowings                325,000        287,895
  Proceeds from long-term borrowings                    --          381,623
  Repayments of short-term debt                     (353,044)      (191,295)
  Repayments of long-term debt                      (256,467)       (39,315)
  Partner capital contributions                         --           80,000
  Partner capital withdrawals                        (25,000)      (346,400)
                                                   ---------      ---------

          Net cash (used) by financing
            activities                              (293,390)       (79,764)
                                                   ---------      ---------

Net increase (decrease) in cash and cash
  equivalents                                         26,969       (305,653)

Cash and cash equivalents at beginning of year        11,321        316,974
                                                   ---------      ---------

Cash and cash equivalents at end of year           $  38,290         11,321
                                                   =========      =========


Supplemental Disclosures of Cash Flow:
  Cash paid during the year for:
    Interest                                       $ 199,056        175,790
                                                   =========      =========

                             J & H EQUIPMENT COMPANY

                          Notes to Financial Statements

                           December 31, 1996 and 1995



(1)      Summary of Significant Accounting Policies

         Description of the Partnership

         J & H Equipment Company (the Partnership) operates as an authorized John Deere dealership engaged in the sales, service, and rental of new and used farm equipment. It operates a sales and service facility in Dimmitt, Texas and a related service center in Friona, Texas.

         Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reporting period. Actual results could differ from those estimates.

         Cash and cash equivalents

         For purposes of the statement of cash flows, the partnership considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

         Accounts Receivable

         Accounts receivable are shown at estimated net realizable value.

         Detail concerning accounts receivable is presented below:


                                1996         1995
                              --------     --------
Customer receivables          $108,706      118,827
Manufacturer                    38,273        4,412
Volume discount                 39,287        9,987
Farm plan                       35,774       41,461
Dealer reserve adjustment       79,206       50,095
Other                           54,867       39,168
                              --------     --------
                              $356,113      263,950
                              ========     ========



                                                                       continued

                             J & H EQUIPMENT COMPANY

                          Notes to Financial Statements


         The partnership is a John Deere dealership that sells equipment, parts, and provides repair services with locations in Dimmitt and Friona, Texas. The partnership grants credit to customers, substantially all of whom are agricultural producers in the Panhandle - South Plains area of Texas. The ability of customers to honor their obligations is largely dependent on the volume of annual harvests.

         Contracts in Transit

         Contracts in transit are proceeds due on settlements of sales contracts that have been transferred to a financing institution.

         Inventory

         New equipment is stated at cost (factory invoice) plus delivery charges and dealer installed equipment. Any rebates and allowances from the manufacturer are due upon sale and charged against cost of sales.

         Used equipment is stated at the lower of cost or market. Market is considered to be the lower of wholesale "as is" value, determined by the current used equipment guidebook, less estimated reconditioning cost, or estimated current wholesale market value of the unit.

         The partnership has a policy of renting new and used equipment to customers on a seasonal basis. Using a method prescribed by the John Deere Company, the dealer may charge a portion of the rent received against inventory cost in lieu of reclassing the equipment as a depreciable rental unit. This method has the effect of recognizing the loss in market value due to the rental use of the equipment. As a result, any equipment that is rented will be carried on a lower of cost or market basis. Currently, 20% of the rental receipt is recognized in income with the remaining 80% being charged to inventory.

         The cost of all equipment is determined by the specific unit method.

         Parts, accessories and supplies are generally stated at John Deere catalog (Dealer Net) prices which approximate first-in, first-out cost.






                                                                       continued

                             J & H EQUIPMENT COMPANY

                          Notes to Financial Statements


         Detail concerning inventories is presented below:


                                  1996           1995
                              ----------     ----------
John Deere farm equipment     $2,061,642      2,596,502
Used equipment                 2,391,818      2,462,559
John Deere attachments             8,670         27,680
Other equipment                   47,093         95,075
John Deere service parts         581,935        535,608
Other merchandise                101,187         94,385
                              ----------     ----------
                              $5,192,345      5,811,809
                              ==========     ==========


         Dealer finance reserve

         As a contingency against losses on repossessions, John Deere withholds one percent of each approved financing contract. This amount plus interest to be paid over the life of the contract, is deposited in a dealer finance reserve account maintained by John Deere. The base reserve level is recalculated each year with the dealership eligible for refunds based upon acceptable experience ratios. Interest is paid to the dealer on the reserve balance.

         Property, plant and equipment

         Property, plant and equipment is stated at cost less accumulated depreciation. The straight-line and declining balance methods are used to calculate depreciation with the estimated useful lives as follows:

Buildings                                   15 to 39 years
Service equipment                            5 to  7 years
Furniture and fixtures                       5 to  7 years
Vehicles                                     3 to  7 years

         The costs of plant and equipment by major classification for the years ended December 31, 1996 and 1995 are as follows:


                               1996           1995
                           ----------     ----------
Buildings                  $  833,007        833,007
Service equipment              70,121         67,452
Furniture and fixtures        299,820        296,248
Vehicles                      263,155        263,155
                           ----------     ----------
                           $1,466,103      1,459,862
                           ==========     ==========




                                                                       continued

                             J & H EQUIPMENT COMPANY

                          Notes to Financial Statements


         Partners' Capital

         Partners' Capital represents the undistributed portion of partners' capital contributions and net income allocations.

(2)      Floor plan notes

         The Partnership has a revolving line of credit agreement with American State Bank, Lubbock, Texas, which provides that it may borrow up to $1,000,000 at the bank's base rate plus one percent (9.25 percent at December 31, 1996). The line of credit is secured by inventory and equipment along with personal guarantees by Joe and Harold Thompson. The line of credit expires on February 1, 1997 and is renewable annually by mutual agreement of the parties. The balance due under the line of credit was $806,452 and $790,331, at December 31, 1996 and 1995, respectively.

(3)      Due John Deere Company

         During the normal course of business, the partnership, operating as a franchisee of John Deere, has significant transactions with the John Deere Company. These transactions are handled through a trade account with John Deere. Transactions include the purchases of equipment, parts, insurance and supplies. John Deere also furnishes a line of credit to the dealer for the floor planning of new equipment. Settlements on contracts with John Deere Credit are also handled through this account. Credits due the dealer for returned equipment and parts are posted to the account, as well as any rebates, bonuses, or other income due the dealer.

         Details concerning the John Deere trade account is presented below:


                      1996           1995
                  ----------     ----------
Floor plans       $1,422,873      1,378,272
New equipment      1,819,488      2,141,618
Parts                 82,140         60,211
Settlements          576,205        207,109
Interest               4,388          6,308
Miscellaneous         41,014         68,975
                  ----------     ----------
                  $3,946,108      3,862,493
                  ==========     ==========

(4)      Notes payable

         A summary of the balances and maturities as of December 31, 1996 and 1995 is as follows:


                                                                       continued

                             J & H EQUIPMENT COMPANY

                          Notes to Financial Statements


Term notes

                                         1996         1995
                                       --------     --------
American State Bank #1796795
Principal and interest due in
monthly installments of $4,000
Interest rate at December 31, 1996
is 9.25%.  Note is unsecured           $167,370      170,510

American State Bank
Mortgage note secured by a
10.020 acre tract of land in
Castro County, Texas.  Principal
and interest due in monthly
installments of $3,973.  Interest
rate at December 31, 1996 is 9.5%       164,767      194,986

American State Bank #1648555
Principal and interest due in
monthly installments of $657
Interest rate at December 31, 1995
is 9.25%.  Note secured by a 1994
Chevrolet pickup                           --         10,973

American State Bank #1725999
Principal and interest due in
monthly installments of $579
Interest rate at December 31, 1995
is 9.25%.  Note is secured by a
1993 Chevrolet                             --         13,931

John Deere Credit
Principal and interest due in
monthly installments of $1,573
Interest rate at December 31,
1996 is 10%                              57,581       70,316

John Deere Credit
Term notes to finance purchase of
four units for dealer rental
fleet. Three monthly principal
and interest installments of
$122,353 due beginning November 1,
1996. Interest rate at December
31, 1996 is 8.75%. Note secured
by equipment                            106,158      319,671
                                       --------     --------

                                        495,876      780,387

                                                                       continued

                             J & H EQUIPMENT COMPANY

                          Notes to Financial Statements


Less current portion      320,715      451,194
                         --------     --------

                         $175,161      329,193
                         ========     ========

         The aggregate contractual maturities of long-term debt for the five subsequent years ending December 31, 2001:

               1998                          $ 51,946
               1999                            57,184
               2000                            56,337
               2001                             9,694
                                             --------
                                             $175,161
                                             ========

(5)      Federal income taxes

         The Partnership operates as a general partnership under the Internal Revenue Code. The income of the Partnership is reportable by the partners on their federal income tax returns; accordingly, no provision for federal income tax is shown in the financial statements.

(6)      Commitments

         The partners have entered into an agreement with Texas Equipment, Inc., to sell essentially all assets of the Partnership effective January 8, 1997, for the sum of $1,378,909 plus the assumption of certain liabilities.

                       S U P P L E M E N T A R Y  D A T A

                       (See accompanying auditors' report)

                      [D. WILLIAMS & CO., P.C. LETTERHEAD]



Joe and Harold Thompson
J & H Equipment Company
Dimmitt, Texas


               Independent Auditors' Report on Supplementary Data


We have audited and reported separately herein on the financial statements of J & H Equipment Company, as of and for the years ended December 31, 1996 and 1995.

Our audits were made for the purpose of forming an opinion on the basic financial statements of J & H Equipment Company taken as a whole. The supplementary data included in Schedules 1 through 3 is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such supplementary data, has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the financial statements taken as a whole.


                                        /s/ D. WILLIAMS & CO., P.C.


March 19, 1998

                                                                      Schedule 1


                             J & H EQUIPMENT COMPANY

                            Analysis of Sales Revenue

                     Years ended December 31, 1996 and 1995


                                               1996
                    --------------------------------------------------------
                                                       Gross         Gross
                       Sales           Cost            Margin       Margin %
                    -----------     -----------     -----------     --------
Equipment Sales     $13,485,772      13,375,516         110,256       0.82%
Parts Sales           2,343,652       1,610,798         732,854      31.27%
Service Sales         1,150,726         341,904         808,822      70.29%
                    -----------     -----------     -----------      -----

                    $16,980,150      15,328,218       1,651,932       9.73%
                    ===========     ===========     ===========      =====

                                               1995
                    --------------------------------------------------------
                                                      Gross          Gross
                       Sales           Cost           Margin        Margin %
                    -----------     -----------     -----------     --------
Equipment Sales     $11,967,688      11,636,884         330,804       2.76%
Parts Sales           2,097,173       1,498,898         598,275      28.53%
Service Sales           996,801         344,259         652,542      65.46%
                    -----------     -----------     -----------      -----

                    $15,061,662      13,480,041       1,581,621      10.50%
                    ===========     ===========     ===========      =====






See accompanying auditors' report on supplementary data.

                                                                      Schedule 2

                             J & H EQUIPMENT COMPANY

                      Schedule of Other Operating Revenues

                     Years ended December 31, 1996 and 1995


                                                                                1996               1995
                                                                             ---------           -------

Volume discount earned                                                       $ 456,326           329,587
Activity bonus earned                                                           45,035            36,247
Cash discount earned                                                             1,589             1,238
                                                                             ---------           -------

                                                                             $ 502,950           367,072
                                                                             =========           =======






See accompanying auditors' report on supplementary data.

                                                                      Schedule 3

                             J & H EQUIPMENT COMPANY

                         Analysis of Operating Expenses

                     Years ended December 31, 1996 and 1995


                                      1996           1995
                                   ----------     ----------
Labor:
  Salaries                         $  855,453        787,809
  Employee benefits                   177,332        169,936
                                   ----------     ----------

                                    1,032,785        957,745
                                   ----------     ----------

Depreciation                          114,169        109,099
                                   ----------     ----------
Insurance                              96,843        141,110
                                   ----------     ----------
Repairs and maintenance                59,922         41,586
                                   ----------     ----------
Utilities                              35,481         27,534
                                   ----------     ----------
Other:
  Training                              8,681         10,852
  Demonstration                         3,564            329
  Travel                               10,446          6,586
  Advertising                          17,662         22,719
  Warranty - MFG. Differential         86,146         81,471
  Policy adjustment                    11,781          7,394
  Vehicle expense                      26,779         18,100
  Expendable tools                     27,418         24,204
  Postage                               3,479          4,976
  Telephone                            28,585         29,658
  Data processing                      21,088         22,537
  Dues and subscriptions                3,881          3,968
  Contributions                         2,515          4,313
  Rent                                 32,577         34,552
  Taxes                                30,480         21,522
  Bad debt                             21,479            934
  Repossessions                         6,122          8,514
  Accounting                            1,475          1,475
  Bank charges                         47,772         35,203
  Supplies                             49,551         50,456
  Miscellaneous                         2,759          7,024
                                   ----------     ----------

                                      444,240        396,787
                                   ----------     ----------

                                   $1,783,440      1,673,861
                                   ==========     ==========





See accompanying auditors' report on supplementary data.

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